EXHIBIT 10.1

SOFTWARE PURCHASE AGREEMENT

THIS SOFTWARE PURCHASE AGREEMENT (this “Agreement”), effective on February 25th, 2019 is made between and among Cyberfort Software, Inc., a Nevada publicly- traded Corporation (“Buyer”), Just Content (“Seller”) and Krishna Kumar, an individual (“Krishna”). Buyer, Seller and Krishna are referred to herein sometimes collectively as the “Parties” and individually as the “Party.”

A.	Buyer is a publicly traded corporation that develops and invests, among other things, in software product solutions for various industries.

B.	Seller currently owns a software product application called “Just Content,” that provides software for individuals, groups and businesses so they can secure their devices and themselves from annoying, dangerous and targeted malicious web content, prevalent throughout the Internet and cyberspace (the “Software Product”).

C.	The Software Product is more particularly described on Exhibit A, attached hereto and incorporated herein by reference.

D.	Krishna is the principal owner of Seller.

E.	By this Agreement, Seller desires to sell and Buyer desires to purchase, certain the Software product, the term of which are more particularly described in this Agreement.

In consideration of the mutual promises contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I. DEFINITIONS/PURCHASE & SALE/CLOSING

1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided, the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words “herein,” “hereof” and “here under” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Assumed Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

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“Agreement” means this Agreement by and between the Seller, Krishna and Buyer, as amended or supplemented, together with all exhibits attached or incorporated by reference.

“Confidential Information” means any information concerning the business and affair of any of the Seller that is not already generally available to the public, including, but not by way of limitation, Seller’s customer list and the terms and conditions of this Agreement.

“Closing” means the date that this Agreement is executed by the Parties and Buyer assumes ownership of the Acquired Assets. It is anticipated that the Closing date shall be March 6 , 2019.

“Effective Date” means February 25th, 2019.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction whether imposed by agreement, Law, or equity.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, including the Federal Communications Commission and state public utility and public service commissions, and any industry self-regulatory or administrative agency, including the North American Numbering Plan Administrator.

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Law” means any constitutional provision, statute or other law, rule, regulation, or other pronouncement having the effect of law.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to ownership and use of the Acquired Assets taken as a whole, or the ability of any Party to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time), including any adverse change, event, development, or effect arising from or relating to changes in Laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

“Party” means a signatory to this Agreement and “Parties” means all the signatories to this Agreement.

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

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“Software Product” means that certain software product known as Just Content, as described more particularly on Exhibit A.

“Third-Party Claim” has the meaning set forth in Section 5.3(a).

1.2.	Purchase and Sale of Acquired Assets.

On and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from Seller, and Seller hereby sells, transfers, conveys, and delivers to the Buyer, the Software Product for the consideration specified below in this Article I.

1.3.	Purchase Price.

(a) Purchase Price. Buyer agrees to the tender the following consideration to Seller and Krishna for the purchase of the Software Product, subject to the conditions set forth herein below, (the “Purchase Price”)

(i) Development Payment. Buyer shall invest up to $100,000 USD through the calendar year 2019, to further develop the Software Product and prepare it to be fully marketed to its designated industries and markets. Furthermore, Buyer agrees to provide reasonable capital to develop other software products in the same, similar or different industries, as needed and determined by Buyer and Seller.

(ii) Signing Payment. Buyer shall make a payment of $3,000 USD to the Seller and/or Krishna Kumar before or within 7 business days of all parties signing the Purchase Agreement.

(iii) Stock Options. After twelve (12) months of this Agreement’s execution, Krishna shall be issued up to two hundred and fifty thousand (250,000) restricted shares of Buyer’s common stock.

(iiii) Officer Designation. Upon execution of this Agreement, Krishna shall be appointed Buyer’s “Chief Technology Officer”. A salary determined by Buyer shall be agreed upon at a later date, taking into account that Buyer is a development stage company.

(c) Termination and Unwinding of this Agreement. The Parties understand that Buyer is a development stage company and, although its management is confident in its ability to develop and market software products for diverse industries that will create revenues, there are risks associated with a development stage company. Any termination of this contract made my Buyer then title to the Software Product will revert to Seller and Krishna.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER

Seller represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement.

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2.1	Authorization of Transaction.

The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary company action of Seller. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Seller’s charter or other governing documents. Seller’s management has approved the transaction contemplated by this Agreement.

2.2	Litigation; Orders.

There is no Action pending or, to the knowledge of the Seller or Krishna, threatened against or affecting the Seller or any of its properties, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. There is no decree, injunction, judgment, order, ruling, assessment or writ currently in effect affecting Seller or any of its properties, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

2.3	Title to Acquired Assets.

By the execution and delivery of this Agreement Seller shall convey to Buyer good and marketable title to the Software Product, free and clear of all Encumbrances.

2.4	Absence of Certain Changes or Events.

Since January 1st, 2018 and except as set forth in or permitted by this Agreement and the Exhibit hereto, there has not been, with respect Seller:

(a) Any change in the business, operations, method of management or accounting, or financial condition or the manner of conducting the business of Seller other than changes in the ordinary course of business, none of which has had a material adverse effect on the Software Product;

(b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, business, operations or condition of Seller;

(c) Any sale or transfer, or any agreement, arrangement or option for the sale or transfer, of any of its assets, including the Software Product, or property or rights; or

(d) Any other material transaction that affects the Software Product.

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ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLER

Buyer represents and warrants to the Seller that the statements contained in this Article III are correct and complete as of the date of this Agreement.

3.1	Organization.

Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Nevada.

3.2	Authorization of Transaction.

The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary company action of Buyer. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Buyer’s charter or other governing documents. Buyer’s board of directors has approved the transaction contemplated by this Agreement.

3.3	Litigation; Orders.

There is no Action pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its properties, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. There is no decree, injunction, judgment, order, ruling, assessment or writ currently in effect affecting Buyer or any of its properties, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect or would affect Buyers ability to timely perform any Buyer’s obligation stated herein.

ARTICLE IV. ADDITIONAL COVENANTS; WAIVER OF CONFLICT

4.1	Confidentiality.

Seller agrees that from and after the Effective Date Buyer shall be entitled to the on-going value of all Confidential Information pertaining to the Software Product prior to the Effective Date. For these and other reasons and as an inducement to Buyer to enter into this Agreement, the Seller agrees for itself and its Affiliates the following:

(a) Non-Disclosure. For purposes of this Agreement, “Confidential Information” (referred to herein as “Confidential Information”) refers to information of the Parties hereto relating to their business operations and products, including the Software Product, intellectual property, pro forma, marketing plans and programs, marketing materials and information; provided however, that Confidential Information includes only information of either party that is initially disclosed in writing or other tangible form, clearly marked “Proprietary” or “Confidential” or marked with other restrictive markings of similar import; or if the same is initially disclosed in unmarked or intangible form, it is reduced to a properly marked tangible form and provided to the receiving party within thirty (30) days from the date of disclosure.

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For a period of three (3) years from the date of this Agreement, the receiving Party and its officers, directors, employees, advisors, consultants or affiliates will receive and maintain the Proprietary Information in confidence using the same degree of care and discretion to avoid disclosure, publication or dissemination of the Proprietary Information to any third party as it uses with its own similar information that is does not wish to disclose, publish or disseminate. Each party further agrees to return all of the Proprietary Information received from the other party and destroy all copies thereof in its possession if so requested by the other Party.

The foregoing obligations shall be inapplicable to any information which: (A) prior to the receiver’s receipt thereof was publicly available or in receiver’s possession from a source other than the disclosing party; or (B) after receiver’s receipt thereof becomes publicly available otherwise than as a consequence of a breach of receiver’s obligations hereunder; or (C) is rightfully acquired by receiver without a confidentially obligation from a third party who is under no obligation to disclose or maintain the confidentially of the Confidential Information; or (D) is independently developed by receiver.

b. Non Circumvention. In consideration of the execution of this Agreement, the Parties agree not to circumvent each other’s customers, employees, partners, associates, affiliates, contacts, and other business relationships in any way.

4.2	Survival of Representations and Warranties.

All of the representations and warranties of the Parties contained in this Agreement shall survive the Effective Date and continue in full force and effect.

ARTICLE V. INDEMNIFICATION

5.1	Indemnification Provisions for Buyer’s Benefit.

(a) Seller’s Breach. In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein without regard to any limitation or qualification by materiality and, provided that Buyer makes a written claim for indemnification against the Seller pursuant to Section 5.3 below, then the Seller shall be obligated to indemnify Buyer from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(b) Third party Action. In the event any third party takes or institutes any Action against Buyer arising from or pertaining to the Seller’s ownership and use of the Software Product prior to the Effective Date, and provided that Buyer makes a written claim for indemnification against the Seller pursuant to Section 5.3 below, then Seller shall indemnify Buyer from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, or caused by Seller’s ownership of the Software Product.

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(d) Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, Seller’s aggregate liability to Buyer under this Agreement for any amounts owed to Buyer shall be limited to an amount equal to the Purchase Price.

5.2	Indemnification Provisions for Seller’s Benefit.

(a) Buyer’s Breach. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that the Seller makes a written claim for indemnification against Buyer pursuant to Section 5.3 below, then Buyer shall indemnify the Seller from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by Byer’s ownership of the Software Product.

(b) Third party Action. In the event any third party takes or institutes any Action against the Seller arising from or pertaining to Buyer’s ownership and use of the Software Product after the Effective Date and provided that the Seller makes a written claim for indemnification against Buyer pursuant to Section 5.3 below, then Buyer shall indemnify the Seller from and against the entirety of any cost, expense, or liability arising from any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, or caused by the Action.

Section 5.3 Matters Involving Third Parties.

(a) Third party Action. If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under Section 5.1 or Section 5.2, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Rights of Defense. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any cost, expense, or Liability arising from any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

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(c) Defense Counsel. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 5.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) Defense Matters. In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any cost, expense, or Liability arising from any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article V.

5.4	Other Indemnification Provisions.

The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to any other Party, or the transactions contemplated by this Agreement.

ARTICLE VI. GENERAL

6.1	Amendments; Waivers.

This Agreement and exhibit hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

6.2	Schedules; Exhibits; Integration.

Each exhibit attached to this Agreement constitutes a part of this Agreement. This Agreement, together with such exhibits constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith.

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6.3	Best Efforts; Further Assurances.

(a) Best Efforts. Each Party will use its best efforts to fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be affected substantially in accordance with its terms. The Parties shall cooperate with each other in such actions. Each Party shall execute and deliver both on and after the Effective Date such further certificates, agreements, instruments of transfer, and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

(b) Definition. As used in this Agreement, the term “best efforts” shall not mean efforts which require the performing Party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

6.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada applicable to contracts made and performed in such state and without giving effect to the conflicts of law principles thereof.

6.5	No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable.

6.6	Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

6.7	Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when each Party has signed one or more counterparts and the signature pages delivered to the other Parties.

6.8	Waiver.

No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

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6.9	Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

CYBERFORT SOFTWARE, INC.

By:	/s/ Daniel Cattlin
Daniel Cattlin
Its:	President

JUST CONTENT

By:	/s/ Krishna Kumar
Krishna Kumar
Its:	Principal

/s/ Krishna Kumar
Krishna Kumar, an individual

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EXHIBIT A

Description of Just Content

Just Content provides software for individuals, groups and businesses so they can secure their devices and themselves from annoying, dangerous and targeted malicious web content.

Just Content provides a free solution to consumers to safeguard from risks originating from the web.

APP Products

SMS Junk, is in development for the App Store and will be released soon.

Just Content Pro offers three major protections to mobile and desktop devices - Content blocking, SMS Spam Blocking, Call Blocking.

The professional version of Just Content will be customized as per business needs and published in productivity app stores like Office 365 Store, Slack App Store, AWS App Store.

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